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                                                                    EXHIBIT 10.3

                                                     GOOD SAMARITAN NURSING HOME

                           PURCHASE AND SALE AGREEMENT
                           (WITH ESCROW INSTRUCTIONS)

         THIS PURCHASE AND SALE AGREEMENT (WITH ESCROW INSTRUCTIONS) (this "AGREEMENT") is made and entered into as of the 25th day of July, 2002 by and between Diversicare Leasing Corp., a Tennessee corporation ("SELLER"), and Sterling Healthcare, Inc., a Georgia corporation or its permitted assigns ("BUYER"), with reference to the following:

         A.       Seller is the owner of the Purchased Assets described herein.

         B. Buyer desires to purchase from Seller and Seller is willing to sell and convey to Buyer, all of Seller's right, title and interest in and to the Purchased Assets for the Purchase Price and subject to the conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the Deposit (as hereinafter defined) paid by Buyer hereunder, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       BASIC TERMS AND DEFINITIONS; REFERENCES

         1.1      BASIC TERMS AND DEFINITIONS.

                  (a) Effective Date. The effective date of this Agreement shall be the latest of dates on which this Agreement is signed by each of the parties hereto as set forth beneath their signatures below ("EFFECTIVE DATE").

                  (b) Closing Date. The last day that Close of Escrow may occur (the "CLOSING DATE") shall be the later to occur of (i) August 30, 2002 or
(ii) the last day of the calendar month that is not less than ninety (90) days from the date of Seller's notification to the State of Florida, Agency for Healthcare Administration (the "AGENCY") of the change in ownership and operation of the Facility contemplated by this Agreement, but in all events not later than September 30, 2002, unless a sooner or later date agreed upon in writing by Seller and Buyer.

                  (c) Title Review Period. The "TITLE REVIEW PERIOD" shall end at 5:00 p.m. (EST) on the date that is twenty (20) days after Buyer's receipt of the last of the Title Commitment and the Survey (if obtained by Buyer) pursuant to Section 4.2.1 hereof.

                  (d) Due Diligence Period. The "DUE DILIGENCE PERIOD" shall end at 5:00 p.m. (EST) on the date that is forty-five (45) days after the Effective Date.

                  (e) Title Company. The "TITLE COMPANY" shall be Fidelity National Title Insurance Company ("TITLE COMPANY"), whose address is: 4050 Innslake, Suite 105, Glenn Allen, Virginia 23060; Attn: Robert Opdycke;
Telephone: (804) 968-5401; Telecopier: (804) 762-9095.

                  (f) Escrow Holder. The "ESCROW HOLDER" shall be the Title Company ("ESCROW HOLDER").

         1.2 REFERENCES. All references to Exhibits refer to Exhibits attached to this Agreement and all such Exhibits are incorporated herein by reference. The words "herein," "hereof," "hereinafter" and words of similar import refer to this Agreement as a whole and not to any particular Section hereof.

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2.       ASSIGNMENT, PURCHASE AND SALE.

         2.1 PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer and Buyer agrees to accept and purchase from Seller, for the Purchase Price set forth in
Section 3 hereof, the following (collectively, the "PURCHASED ASSETS"):

                  2.1.1      All of Seller's right, title and interest in and to
(i) that certain tract or parcel of land located in the City of St. Petersburg, Pinellas County, Florida, and being more particularly described in Exhibit A attached hereto and made a part hereof (the "LAND"), together with all rights, tenements, heriditaments, easements, privileges and appurtenances belonging or pertaining thereto, and (ii) all buildings, structures or other improvements located on the Land, including without limitation the nursing home facility more commonly known as Good Samaritan Nursing Home (the "FACILITY"), all sidewalks, landscaping, parking lots and structures, and driveways located thereon, and all permanently affixed equipment, machinery, fixtures and other items of real and/or personal property, located on, in or used in connection with, and permanently affixed or incorporated into, the Land, together with all replacements, additions and accessions thereto collectively, including the Facility, (the "IMPROVEMENTS") (the "Land" and Improvements" are sometimes hereinafter collectively referred to as the "REAL PROPERTY");

                  2.1.2 All machinery, equipment, furniture, furnishings, supplies, inventory and other movable tangible personal property owned by Seller and located at or on the Real Property and used in connection with the operation of the Facility as a nursing home (the "PERSONAL PROPERTY");

                  2.1.3 If and to the extent assignable, all of Seller's interest in and to all permits, licenses, approvals, notifications, determinations and other governmental and quasi-governmental authorizations, including without limitation certificates of occupancy, required of Seller in connection with the use and operations of the Real Property as currently conducted (collectively, the "PERMITS"). As used herein, "quasi-governmental" shall include the providers of all utility services to the Real Property;

                  2.1.4 All of Seller's interest in, to and under any assignable warranties (including those related to construction or fabrication), guaranties, and representations with respect to the Real Property, whether express or implied, which Seller now holds or under which Seller is the beneficiary (collectively, the "WARRANTIES");

                  2.1.5 All of Seller's right, title and interest in and to all books and records maintained by Seller relating solely to the Real Property and the operation of the Facility and all site plans, surveys, architectural drawings, plans and specifications, engineering plans and reports, landscape plans and similar plans and studies owned by Seller and relating solely to the Real Property and the Facility, if any (collectively, the "RECORDS");

                  2.1.6 All of Seller's right, title and interest in and to the name "Good Samaritan Nursing Home" (the "NURSING HOME NAME");

                  2.1.7 All of the Seller's right, title and interest in and to all operating contracts and agreements with third parties for the sale, lease or provision of goods, services or equipment in connection with the operation of the Facility which are assumed by Buyer pursuant to Section 2.7 below (collectively, the "CONTRACTS"); and

                  2.1.8 All of the admission policy agreements, patient's rights agreements and/or other patient or resident occupancy agreements with the existing residents or patients of the Facility (collectively, the "OCCUPANCY AGREEMENTS").

         2.2 EXCLUDED ASSETS. There is specifically excluded from the Purchased Assets, and anything herein to the contrary notwithstanding, Seller is not selling, assigning or transferring to Buyer, and Buyer is not acquiring and purchasing from Seller, any of the following: (a) cash, certificates of deposit, investments, notes receivable, amounts due from officers or employees, prepaid expenses (subject to the prorations set

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forth in this Agreement), interest receivable, life insurance, refunds, rebates or dividends with respect to various insurance and self-insurance arrangements or marketable securities of Seller; (b) Seller's accounts receivable from services performed with respect to the business of the Facility prior to the Closing Date, including all amounts due from residents, Medicaid, Medicare or other third party payors; (c) minute books, stock records and related corporate records of Seller; (d) any leased property that is the subject of a Declined Contract (as defined in Section 2.7); (e) the wide area network and associated software provided on the Diversicare wide area network; (f) Seller or its affiliate's continuous quality improvement programs, manuals and materials, management in formation systems, policy, procedure and educational manuals and materials, and similar proprietary property of Seller or its affiliates; (g) the current management agreement for the management of the Facility by Diversicare Management Services Co., an affiliate of Seller, which will be terminated as of the Closing Date; and (h) any right to the use of the names "Advocat" or "Diversicare" or any derivative thereof.

         2.3 DELIVERY OF PERSONAL PROPERTY. The presence of the Personal Property at the Facility on the Closing Date shall constitute delivery thereof. Any items of Personal Property containing the name or logo of "Diversicare" or "Advocat", or any derivative thereof, shall be replaced by Buyer and either destroyed or returned to Seller promptly following the Closing Date. As of the Closing Date, Buyer will discontinue the use of any stationary or other supplies at the Facility which contain reference to the names "Advocat" or "Diversicare" or any derivative thereof.

         2.4      TRANSFER OF RESIDENT TRUST FUNDS.

                  2.4.1 On or before the Closing Date, Seller shall deliver to Buyer a true, correct and complete accounting (properly reconciled) of all security deposits, resident accounts and resident trust funds (collectively, the "RESIDENT TRUST FUNDS") and an inventory of all residents' property held by Seller on the Closing Date for residents at the Facility. If required by applicable state law in connection with the issuance to Buyer of a license to operate the Facility, such accounting shall be certified or otherwise verified in accordance with such applicable law.

                  2.4.2 On the Closing Date, Seller shall transfer the Resident Trust Funds and residents' property at the Facility to Buyer and Buyer hereby agrees that it will accept such Resident Trust Funds and residents' property in trust for the residents, in accordance with applicable statutory and regulatory requirements. Seller will indemnify, defend and hold Buyer harmless from all liabilities, claims and demands, including reasonable attorneys' fees, in the event the amount of the Resident Trust Funds, if any, transferred to Buyer do not represent the full amount of the Resident Trust Funds shown to have been delivered to Seller as custodian for the residents at the Facility or for claims which arise from actions or omissions of Seller with respect to the Resident Trust Funds prior to the Closing Date. Buyer will indemnify, defend and hold Seller harmless from all liabilities, claims and demands, including reasonable attorneys' fees, in the event a claim is made against Seller by a resident for his/her Resident Trust Funds or property where such funds were properly calculated and transferred to Buyer pursuant to the terms hereof. The provisions of this Section 2.4.2 shall survive the Closing.

         2.5      EMPLOYEES.

                  2.5.1 Schedule of Employees. During the Due Diligence Period, Seller shall deliver to Buyer a schedule which reflects the following:
(i) the names of all employees at the Facility; (ii) their positions and rates of pay; (iii) accounting of all earned and accrued vacation, if any; all available paid days off and sick days, if any; any earned or accrued bonuses due to and/or coming due to the employees of the Facility, if any; health insurance; payroll and payroll taxes; unemployment and FICA expenses ("EMPLOYEE LIABILITIES"). Such schedule will be updated by Seller on the Closing Date.

                  2.5.2 Employment of Existing Employees. Seller shall terminate the employment of all its employees at the Facility effective as of 11:59 p.m. local time at the place of the Facility on the night before the Closing Date (the "TERMINATION DATE"). Buyer shall, subject to the provisions of
Section 2.5.3 below, have the option of offering to employ any or all of Seller's employees that work at the Facility, such employment to commence on the Closing Date. Buyer shall advise Seller in writing on or before five (5) days

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prior to the Closing Date of those employees of Seller that Buyer has elected not to employ. Except as hereinafter provided with respect to earned vacation benefits, Seller shall remain liable for (i) all Employee Liabilities due and payable by Seller to employees of Seller at the Facility as of the Termination Date in accordance with Seller's standard employment policies regarding terminated employees and state and federal law and (ii) all Employee Liabilities that arise or accrue on or after the Closing Date, if any, relating to terminated employees not hired by Buyer. Buyer will assume and shall be responsible for all Employee Liabilities with respect to the employees of Seller at the Facility hired by Buyer that arise or accrue on or after the Closing Date. Without limiting the generality of the foregoing, Seller shall remain liable from and after the Closing Date for all obligations of Seller, if any, to provide continuation of health insurance coverage in accordance with COBRA to those employees of Seller eligible to utilize COBRA as a result of the termination of their employment by Seller as herein provided. Anything herein to the contrary notwithstanding, with respect to each employee of Seller at the Facility hired by Buyer on the Closing Date, Buyer shall receive a credit against the Purchase Price in an amount equal to the sum sufficient to pay the amount of that employee's earned vacation benefits, if any, while an employee of Seller to which such employee may be entitled as of the Termination Date in accordance with Seller's standard employment policies regarding terminated employees. Buyer shall be responsible, and does hereby agree, to fully pay such vacation benefits sum to each such employee as and when the same shall be or become due and payable to the employee on and after the Closing Date. Buyer acknowledges and understands that under Seller's standard employment policies
(i) employees are not entitled to payment for any unused available paid days off or sick days upon voluntary or involuntary termination of employment and (ii) employees receive payment only for earned vacation days and are not entitled to payment for accrued vacation days. Buyer shall be solely responsible for any employee benefits that Buyer desires, intends or agrees to provide to any employees of Seller at the Facility hired by Buyer based on any unused available paid days off or sick days, or any accrued but not earned vacation days, accumulated during any such employee's employment with Seller prior to the Termination Date. Seller shall use its reasonable best efforts to assist Buyer in its efforts to employ any of Seller's employees. The provisions of this
Section 2.5.2 shall create no employment agreement between Buyer and any employee at the Facility. Prior to the Closing Date, Seller shall grant Buyer reasonable access to employees at the Facility for purposes of carrying out this
Section 2.5.2.

                  2.5.3 WARN Act. Anything in this Agreement to the contrary notwithstanding, Buyer shall employ such number of Seller's employees at the Facility and shall retain for a period of ninety (90) days following the Closing Date such number of Seller's employees at the Facility as shall be necessary to avoid any potential liability by Seller for a violation of the Workers Adjustment Retraining and Notification Act (the "WARN Act") (or any similar law of the State of Florida) attendant to Seller's failure to notify such employees of a "mass layoff" or "plant closing" as defined in the WARN Act (or any similar law of the State of Florida). For purposes of determining Buyer's compliance with the foregoing provisions, employees terminated by Seller during the period of ninety (90) days immediately prior to the Closing Date, all of whom are listed in Exhibit D, shall be taken into consideration and Buyer's indemnification shall extend to any WARN Act violations resulting from the aggregation of the terminations of employment by Seller during the ninety (90) days immediately preceding the Closing Date with the terminations of employment provided for in Section 2.5.2, above. Nothing herein contained shall be deemed either to affect or to limit in any way the management prerogatives of Buyer with respect to employees, or to create or to grant to such employees any third party beneficiary rights or claims or causes of action of any kind or nature. In the event at the time of the execution of this Agreement, Exhibit D is not attached hereto, Seller and Buyer agree that the provisions of this Section
2.5.3 shall nonetheless be effective and binding upon Seller and Buyer provided that Exhibit C is delivered by Seller to Buyer and is attached hereto on or before the Closing Date. After such Exhibit C is prepared, Seller shall not terminate any further employees at the Facility without Buyer's consent, which consent will not be unreasonably withheld.

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         2.6      ACCOUNTS RECEIVABLE.

                  2.6.1 Seller shall retain (and Buyer is not acquiring) its right, title and interest in and to all unpaid accounts receivable with respect to the Facility, which relate to the period prior to the Closing Date. On or before the Closing Date, Seller shall provide Buyer with a schedule setting forth by resident its outstanding accounts receivable as of the Closing Date.

                  2.6.2 Payments received by Buyer after the Closing Date from third party payors and private pay residents shall be handled as follows:

                           2.6.2.1 If such payments either specifically indicate
on the accompanying remittance advice, or if the parties agree, that they relate to the period prior to the Closing Date, including but not limited to any accounts receivable arising from rate adjustments which relate to periods prior to the Closing Date even if such adjustments occur after the Closing Date to the extent allocated to Seller's operation of the Facility for the period prior to the Closing Date. they shall be forwarded to Seller by Buyer, along with the applicable remittance advice, within five (5) days after receipt thereof. Any amounts to which Seller is entitled and not paid within such time will accrue interest at the rate of eighteen percent (18%) per annum or the maximum rate allowed by applicable law, whichever is less, from the expiration of such five
(5) day period.

                           2.6.2.2 If such payments indicate on the accompanying
remittance advice, or if the parties agree, that they relate to the period on or after the Closing Date, they shall be retained by Buyer.

                           2.6.2.3 If such payments indicate on the accompanying
remittance advice, or if the parties agree, that they relate to periods both prior to and after the Closing Date, the portion thereof which relates to the period on and after the Closing Date shall be retained by Buyer and the balance shall be remitted to Seller within five (5) days after receipt thereof.

                           2.6.2.4 Any payments received by Buyer from or on
behalf of private pay residents with outstanding balances as of the Closing Date which fail to specify the period to which they relate, will first be forwarded to Seller by Buyer to reduce the resident's pre-Closing Date balance with any excess to be applied by Buyer to reduce any balances due for services rendered after the Closing Date. In the event it is determined that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit the same to the other within ten (10) days after such determination is made. Nothing herein shall be deemed to limit in any way Seller's rights and remedies to recover accounts receivable due and owing Seller under the terms of this Agreement.

                           2.6.2.5 Seller shall timely file or cause to be filed
all cost reports required to be filed with respect to the purchase of services by Medicare and Medicaid prior to the Closing Date and pay all amounts required thereunder for any periods prior to the Closing Date. Seller shall be entitled to receive any refund or other benefit which may result from the filing of said reports. After the Closing Date, Buyer shall assist Seller in any way reasonably necessary to complete such cost reports in a timely manner. In connection with the operation of the Facility on and after the Closing Date, Buyer will apply for and obtain its own provider number for accounts at the Facility prior to the Closing Date and shall not be entitled to use Seller's provider account number for the Facility. Seller shall remain liable for the refund of any overpayments made to Seller prior to the Closing Date for which payment is due to Medicare, Medicaid or any other third party payor after the Transfer Date arising from services provided by Seller at the Facility prior to the Closing Date.

                           2.6.2.6 Buyer shall cooperate with Seller in
reasonable good faith in collecting accounts receivable which relate to the period prior to the Closing Date but shall not be responsible for billing and actively collecting such receivables for Seller. For a period of one hundred twenty (120) days following the Closing Date, Buyer will prepare and provide Seller with an accounting by the twentieth (20th) day of each month setting for all amounts received by Buyer during the preceding month with respect to the accounts receivable of the Facility, such account to include (i) copies of its bank deposits for checks, cash or other forms of payment received from private pay residents, Medicaid, Medicare, or other third party payor contracts, or otherwise in respect of services rendered at the Facility, (ii) copies of remittance advices

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accompanying such payments, (iii) copies of invoices from vendors received at the Facility, and (iv) a cash reconciliation reflecting all amounts received by Buyer but due Seller, in order to allow Seller to monitor cash receipts and to verify contractual adjustments with respect to expenses that are attributable to the period prior to the Closing Date. Seller shall reimburse Buyer for its reasonable out-of-pocket expenses incurred in making such copies and delivering the same to Seller.

         2.7 ASSUMED LIABILITIES. Except as otherwise specifically provided in this Agreement or the Assignment of Contracts and Occupancy Agreements delivered at Closing, Buyer will not assume or become liable for any liabilities of Seller arising from the ownership operation and use of the Facility prior to Closing. Effective as of the Closing Date, Seller shall transfer and assign to Buyer all of Seller's interest in, and Buyer shall assume the obligations of Seller that accrue after the Closing Date under and agree to perform and be bound by all of the terms and conditions of, the following (collectively, the "ASSUMED LIABILITIES"): (i) all of the Occupancy Agreements with existing residents of the Facility (provided, however, that nothing herein shall prevent Buyer from asking existing residents or requiring newly admitted residents to sign new Occupancy Agreements with the Buyer) and (ii) all of the Contracts with third parties for the sale, lease or provision of goods, services or equipment in connection with the operation of the Facility, but excluding the Declined Contracts (as hereinafter defined). Such assignment and assumption shall be evidenced by an Assignment and Assumption Agreement to be executed by Seller and Buyer at Closing. Seller will provide or make available to Buyer during the Due Diligence Period all Contracts and Occupancy Agreements. Seller will notify all existing vendors providing goods, services or equipment to the Facility under the existing Contracts of the change in the operation of the Facility evidenced by this Agreement and as to any vendors under any Declined Contracts the requirement to enter into new agreements with the Buyer if they desire to continue to provide goods, services and equipment to the Facility. Seller will cooperate with Buyer in obtaining any required consent, waiver or approval in connection with the assignment to and assumption by Buyer of Seller's interests and obligations under the Contracts, but Seller shall have no liability to Buyer for any damages incurred by Buyer as a result of its failure or inability to obtain any consent or waiver necessary to assume any Contract. Nothing herein shall be construed as imposing any liability on Buyer with respect to any obligations under (a) the Assumed Liabilities which relate to the period prior to the Closing Date even if the same are not payable until after the Closing Date, it being specifically understood and agreed that Buyer's liability shall be limited to its acts and omissions thereunder from and after the Closing Date or (b) the Contracts specifically listed and described in Exhibit C hereto which Buyer has advised Seller in writing on or before the expiration of the Due Diligence Period it is not prepared to assume as of the Closing Date (the "DECLINED CONTRACTS"). In the event at the time of the execution of this Agreement, Exhibit C is not attached hereto, Seller and Buyer agree that the provisions of this Section 2.7 shall be effective and binding upon Seller and Buyer provided that Exhibit C is delivered and accepted by Buyer and Seller and attached hereto on or before the expiration of the Due Diligence Period.

3.       PURCHASE PRICE AND DEPOSIT.

         3.1 PURCHASE PRICE. The purchase price payable at closing by wire transfer of immediately available funds to the order of Seller for the Property shall be Four Hundred Fifty Thousand Dollars ($450,000.00) (the "PURCHASE PRICE"), subject to adjustment as described in Section 2.5.2, Section 3.2.2,
Section 7.1(e), and Section 10, herein.

         3.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable as follows:

                  3.2.1 Concurrently with the execution of this Agreement by Buyer and Seller, and as a condition precedent to the effectiveness hereof, Buyer shall deposit in escrow with Escrow Holder, in cash or by wire transfer of immediately available, same day federal funds, the sum of Twenty-Five Thousand Dollars ($25,000.00) (the "DEPOSIT"). Immediately upon Escrow Holder's receipt of the Deposit (the "OPENING OF ESCROW"), Escrow Holder shall invest the same in a federally insured interest-bearing account acceptable to Seller and Buyer, with all interest accruing thereon credited to the Purchase Price. For purposes of this Agreement, any interest accruing on the Deposit from time to time shall be deemed part of the Deposit.

                  3.2.2 Provided all the conditions in Section 7.1 hereof have been satisfied or waived by Buyer, Buyer shall deposit with Escrow Holder by wire transfer of immediately available, same day federal

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funds on the Closing Date an amount equal to the Purchase Price less the Deposit and all interest accrued thereon plus or minus applicable prorations pursuant to
Section 10 hereof.

         3.3 DISPOSITION OF DEPOSIT UPON FAILURE TO CLOSE. If the Close of Escrow fails to occur due to Buyer's default under this Agreement, then the disposition of the Deposit and all interest accrued thereon shall be governed by
Section 13.1 hereof; if the Close of Escrow fails to occur due to Seller's default under this Agreement, then the Deposit and all interest accrued thereon shall promptly be refunded to Buyer; and if the Close of Escrow fails to occur due to the failure of any of the conditions set forth in Sections 7.1 or 7.2 hereof other than as a result of Buyer's or Seller's default under this Agreement, then the disposition of the Deposit and all interest accrued thereon shall be governed by Section 9.3 hereof.

         3.4 DEPOSIT BECOMES NON-REFUNDABLE. Upon the expiration of the Due Diligence Period without exercise by Buyer of Buyer' s right to terminate this Agreement pursuant to Section 4.3.3 hereof, the Deposit shall be non-refundable except for (i) default under this Agreement on the part of Seller (all of the conditions to Seller's obligation to close having been satisfied or waived);
(ii) termination by Buyer due to Seller's failure or inability to cure any title or survey objections which Seller has elected to cure as provided in Section
4.2.2 hereof; or (iii) termination by Buyer due to Seller's failure to perform or satisfy the conditions set forth in Section 7.1 hereof before, on or as of the Closing Date (all of the conditions to Seller's obligation to close having been satisfied or waived). The term "Deposit" shall refer to the Deposit, plus any interest earned thereon.

         3.5 ALLOCATION OF PURCHASE PRICE. The parties hereby agree to allocate the Purchase Price as set forth on Exhibit B attached hereto.

4. PROPERTY INFORMATION; TITLE REVIEW; INSPECTIONS AND DUE DILIGENCE; TENANT ESTOPPEL CERTIFICATES; CONFIDENTIALITY.

         4.1 PROPERTY INFORMATION. During the Due Diligence Period, Seller shall make available to Buyer at the Facility, or will deliver to Buyer's representative as directed by Buyer, if any, to the extent in Seller's possession, and control and readily available, such information relating to the Purchased Assets as Buyer may reasonably request in writing (the "PROPERTY INFORMATION"). Seller makes no representation or warranty as to the truth, accuracy or completeness of any Property Information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all Property Information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer.

         4.2      TITLE AND SURVEY REVIEW; TITLE POLICY.

                  4.2.1    DELIVERY OF TITLE COMMITMENTS; SURVEY. Within twenty
(20) days after the Effective Date, Seller shall cause the Title Company to provide Buyer with a current commitment for an owner's policy of title insurance covering the Real Property (the "TITLE COMMITMENTS"), together with copies of all documents (collectively, the "TITLE DOCUMENTS") referenced in the Title Commitment. Buyer, at its option and sole cost and expense, may, within twenty
(20) days after the Effective Date, (a) obtain a new survey for the Real Property in accordance with current ALTA/ASCM standards or (b) cause one or more of the Existing Surveys to be updated or recertified in accordance with current ALTA/ASCM standards. Buyer understands and acknowledges that if Buyer elects to obtain a new survey or an updated or recertified survey for the Real Property (the "SURVEY"), the completion and/or delivery of the Survey shall not be a condition precedent to the Close of Escrow. Seller shall have no responsibility with respect to the completeness of the Title Documents made available to Buyer by the Title Company.

                  4.2.2 TITLE REVIEW AND CURE. Commencing on the Effective Date of this Agreement and continuing through and including the Title Review Period, Buyer shall have the right to approve or disapprove the condition of title and survey to the Real Property. On or before the expiration of the Title Review Period, Buyer shall deliver to Seller and Escrow Holder written notice ("BUYER'S TITLE NOTICE") of Buyer's disapproval of any matters of title reflected in the Title Commitment and any Survey that do not constitute Permitted

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Exceptions (as hereinafter defined). Buyer shall provide Seller with a copy of the Survey obtained by Buyer during the Title Review Period. Buyer's Title Notice delivered by Buyer to Seller must state that it is a "Buyer's Title Notice being delivered in accordance with the provisions of Section 4.2.2 of this Agreement." The failure of Buyer to deliver to Seller Buyer's Title Notice on or before the expiration of the Title Review Period shall be deemed to constitute Buyer's approval of the condition of title and survey to the Real Property. If Buyer so gives Seller notice of its disapproval of any matter of title shown in the Title Commitment or the Survey, if any, for the Real Property, then Seller may, but shall have no obligation to, within seven (7) days after its receipt of the Buyer's Title Notice for the Real Property ("SELLER'S ELECTION PERIOD"), elect to eliminate to Buyer's reasonable satisfaction the disapproved title matters by giving Buyer written notice ("SELLER'S TITLE NOTICE") of those disapproved title matters, if any, which Seller agrees to so eliminate by the Closing Date. If Seller does not elect to, or is unable to, eliminate any disapproved title matters, Buyer reasonably disapproves Seller's Title Notice, or Seller fails to timely deliver Seller's Title Notice, then Buyer shall have the right, upon delivery to Seller and Escrow Holder (on or before three (3) days following the expiration of Seller's Election Period) of a written notice, to either: (a) waive its prior disapproval, in which event said disapproved matters shall be deemed approved; or (b) terminate this Agreement and the Escrow (as such term is defined in Section 9.1 hereof). Failure to take either one of the actions described in (a) and (b) above shall be deemed to be Buyer's election to take the action described in clause (a) above. If Buyer elects to terminate this Agreement as provided in clause (b) above, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement (except pursuant to any provisions which by their terms survive a termination of this Agreement), the Deposit shall be immediately returned to Buyer and Buyer shall immediately return all Property Information to Seller. Buyer shall be deemed to have approved any title exception that Seller is not obligated to remove and to which either Buyer did not object as provided above, or to which Buyer did object, but with respect to which Buyer did not terminate this Agreement as provided above, and the same shall be deemed a Permitted Exception.

                  4.2.3 DELIVERY OF TITLE POLICY AT CLOSING. Seller, at its cost and expense, shall cause the Title Company to issue and deliver to Buyer at the Close of Escrow, with respect to the Real Property, an ALTA Owner's Policy of Title Insurance in current ALTA Form (the "TITLE POLICY"), or a pro forma policy or marked commitment for the same, dated as of the date and time of the recording of the Deed (as such term is defined in Section 6.1 hereof) for the Real Property, in the amount of the Purchase Price allocated to the Real Property, as improved, insuring Buyer as owner of good and marketable title to the Real Property, subject only to the Permitted Exceptions (as hereinafter defined). In the event Buyer requests and at Buyer's expense, (and if Buyer has obtained a Survey satisfactory to the Title Company) the Title Policy (i) will provide for extended coverage deleting all standard and general exceptions, with any matters covered by the so-called standard printed "survey exception" to be specifically referenced to as being shown by the Survey, if any, obtained by Buyer and (ii) will provide for the issuance of a mortgage title policy in an amount up to the Purchase Price which is allocated to the Real Property, as improved, at simultaneous issue rates. The cost and expense, if any, of any additional endorsements to the Title Policy requested by Buyer or its lender shall be the responsibility of Buyer.

                  4.2.4 PERMITTED EXCEPTIONS. For purposes of this Agreement, "PERMITTED EXCEPTIONS" shall mean and include (a) any lien to secure payment of real estate taxes, including special assessments for the current year, not yet due and payable, (b) all applicable laws, ordinances, rules and governmental regulations (including, without limitation, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property, (c) easements for the installation or maintenance of public utilities serving the Real Property, (d) easements and restrictions of record that do not hinder, interfere with or prohibit the use of the Real Property as an office building, and (e) all other exceptions disclosed by the Title Report and which are approved or deemed approved by Buyer in accordance with Section 4.2.2 hereof.

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         4.3      INSPECTIONS; DUE DILIGENCE PERIOD.

                  4.3.1 INSPECTIONS IN GENERAL. Commencing on the Effective Date and continuing through and including the expiration of the Due Diligence Period, Buyer, its agents, and employees shall have limited license ("LICENSE"), at Buyer's sole risk, cost and expense, to examine and make physical studies, tests, inspections and assessments of the Purchased Assets and to conduct all other examinations, inspections and investigations of the Purchased Assets to determine whether the Purchased Assets are in good operating order and repair, in compliance with applicable laws, statutes, codes, ordinances and regulations, and that the Purchased Assets are otherwise suitable so as to permit the continued use and operation of the Facility by Buyer as a licensed nursing home. All physical tests, studies, inspections and assessments of the Purchased Assets at the Facility or otherwise on Real Property shall be conducted at reasonable times during normal business hours, and after at least twenty-four (24) hours prior notice to Seller or Seller's agent, and Seller or Seller's agent shall have the right to accompany Buyer during any activities performed by Buyer at the Facility or otherwise on the Real Property. Any inspection, examination or test conducted by Seller will be conducted in a good and workmanlike manner, promptly prosecuted to completion, shall not unreasonably interfere with Seller's use of the Purchased Assets will not violate any law or regulation of any governmental entity having jurisdiction over the Purchased Assets, and will be subject to any security, health, safety or privacy requirements or rights of the residents and employees of the Facility. At Seller's request, Buyer shall provide Seller (at no cost to Seller) with a copy of the results of any tests and inspections made by Buyer, excluding only market and economic feasibility studies. If any inspection or test disturbs the Real Property, Buyer will restore the Real Property to the same condition as existed before the inspection or test. Buyer shall defend, indemnify Seller and hold Seller, Seller's trustees, officers, tenants, agents, contractors and employees and the Real Property harmless from and against any and all losses, costs, damages, claims, or liabilities, including but not limited to, mechanic's and materialmen's liens and Seller's reasonable attorneys' fees, arising out of or in connection with Buyer's, its agents, contractors, employees, or invitees entry upon or inspection of the Real Property made pursuant to this Section 4.3.1. The License may be revoked by Seller at any time if Buyer does not comply with the provisions of this Section 4.3.1 and shall in any event be deemed revoked upon termination without Closing of this Agreement. The provisions of this Section
4.3.1 shall survive the Close of Escrow or the earlier termination of this Agreement.

                  4.3.2      ENVIRONMENTAL INSPECTIONS. The inspections under
Section 4.3.1 may include Phase I environmental inspections of the Real Property, but no Phase II environmental inspections shall be performed without the prior written consent of Seller not to be unreasonably withheld, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller's review and approval. At Seller's request, Buyer shall deliver to Seller (at no cost to Seller) copies of any Phase I, Phase II or other environmental reports conducted by Seller on the Real Property.

                  4.3.3 TERMINATION DURING DUE DILIGENCE PERIOD. If Buyer reasonably determines, before the expiration of the Due Diligence Period, (i) that the Purchased Assets are not in satisfactory condition for the continued use by Buyer of the Facility as a licensed nursing home or (ii) that all necessary governmental licenses and approvals cannot be obtained by Buyer for the continued use of the Facility by Buyer as a licensed nursing home, Buyer shall have the right to terminate this Agreement by giving to Seller notice of termination ("TERMINATION NOTICE") on or before the expiration date of the Due Diligence Period, in which event the Deposit shall be immediately refunded to Buyer, Buyer shall immediately return all Property Information to Seller and, except for those provisions of this Agreement which expressly survive the termination of this Agreement, the parties hereto shall have no further obligations hereunder. If Buyer fails to deliver a Termination Notice to Seller and Escrow Holder on or before the expiration date of the Due Diligence Period, then Buyer shall be deemed to be satisfied with all aspects of all the Purchased Assets, including, without limitation, the condition and suitability of the Real Property, and Buyer shall be obligated to acquire Seller's interest in the Purchased Assets in accordance with the provisions of this Agreement. Buyer's delivery of a Termination Notice to Seller shall constitute Buyer's election to terminate this Agreement with respect to the Purchased Assets as provided above in this Section 4.3.3.

         4.4 CONFIDENTIALITY. Prior to the Close of Escrow or in the event the Close of Escrow never occurs, the Property Information and all other information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Purchased Assets by, Buyer,

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

its affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Purchased Assets, will be treated by Buyer, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone (except as reasonably required in connection with Buyer's evaluation of the Purchased Assets). The terms of this Agreement will not be disclosed to anyone prior to or after the Close of Escrow except to Buyer's and Seller's consultants who agree to maintain the confidentiality of such information and Seller and Buyer agree not to make any public announcements or public disclosures or communicate with any media with respect to the subject matter hereof without the prior written consent of the other party (in their sole and absolute discretion). The confidentiality provisions of this Section
4.5 shall not apply to any disclosures made by Buyer or Seller as required by law, by court order, or in connection with any subpoena served upon Buyer or Seller; provided Buyer and Seller shall provide each other with written notice before making any such disclosure. The provisions of this Section 4.5 shall survive the termination of this Agreement or the Close of Escrow. In the event this Agreement is terminated other than as a result of default on the part of Seller, then, Buyer shall provide to Seller copies of the Survey, if any, and any and all other reports, studies, and investigations received or completed by Buyer or its agents or contractors with respect to the Purchased Assets, including any environmental tests or reports.

5.       RISK OF LOSS

         5.1 DAMAGE OR CONDEMNATION. Risk of loss resulting from any condemnation or eminent domain proceeding, which is commenced or has been threatened against the Real Property before the Close of Escrow, and risk of loss to the Real Property due to fire, flood or any other cause before the Close of Escrow, shall remain with Seller. If before the Close of Escrow the Real Property or any portion thereof shall be materially damaged, or if the Real Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Buyer may elect not to acquire the Property by delivering written notice of such election to Seller within five (5) days after Buyer learns of the damage or taking, in which event Buyer shall no longer be obligated to purchase, and Seller shall no longer be obligated to sell, sign, transfer or convey the Property, the Deposit shall be immediately refunded to Buyer, Buyer shall immediately return all Property Information to Seller and, except for those provisions of this Agreement which expressly survive the termination of this Agreement, the parties hereto shall have no further obligations hereunder. If the Closing Date is within the aforesaid 5-day period, then the Close of Escrow shall be extended to the next business day following the end of said 5-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect, the assignment and purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Close of Escrow, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Buyer any insurance proceeds that may thereafter be made for such damage or destruction, giving Buyer a credit at the Close of Escrow for any deductible under such policies. For purposes of this
Section 5.4, the phrase(s) (i) "MATERIAL DAMAGE" or "MATERIALLY DAMAGED" means damage reasonably exceeding ten percent of the Purchase Price of the Real Property, and (ii) "MATERIAL PORTION" means any portion of the Real Property that has a "fair market value" exceeding 10% of the Purchase Price of the Real Property.

6.       SELLER'S AND BUYER'S DELIVERIES

         6.1 SELLER'S DELIVERIES INTO ESCROW. On or before the Closing Date, Seller shall deliver (or cause to be delivered) into Escrow (as such term is defined in Section 9 hereof) to the Escrow Holder the following:

                  (a) DEED. A Special Warranty Deed (the "DEED") executed and acknowledged by Seller and in recordable form, conveying to Buyer Seller's interest in and to the Real Property, subject to the Permitted Exceptions.

                  (b) BILL OF SALE. Bill of Sale and Assignment transferring to Buyer all of Seller's interest in the Personal Property, the Licenses (to the extent they may be transferred), the Warranties (to the extent assignable) and the records;

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

                  (c)      NURSING HOME NAME. An Assignment of the Nursing Home
Name;

                  (d) CONTRACTS AND OCCUPANCY AGREEMENTS. An Assignment and Assumption of all the Contracts (other than Declined Contracts) and all the Occupancy Agreements and continuing the agreement of Buyer to assume all obligations of Seller contained in the Contracts and Occupancy Agreements that arise on and after the Closing Date;

                  (e) STATE LAW DISCLOSURES. Such disclosures and reports, if any, as are required by applicable state and local law in connection with the conveyance of Seller's interest of the Real Property.

                  (f) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller, stating that Seller is not a "foreign person" as defined in such Act.

                  (g) TITLE POLICY. The Title Policy for the Real Property as provided for in Section 4.2.3.

                  (h) TITLE COMPANY DOCUMENTS. Such affidavits and/or certificates reasonably required by the Title Company that will enable the Title Company to issue the Title Policy (and any mortgage policy simultaneously issued) free of the exception for either mechanic's or materialmen's liens, or parties in possession (other than tenants, as tenants only, under unrecorded leases), and which will induce the Title Company to insure the gap on the Title Policy to be issued in accordance with Section 4.2.3.

                  (i) ADDITIONAL DOCUMENTS. Any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

         6.2 BUYER'S DELIVERIES INTO ESCROW. On or before the Closing Date, Buyer shall deliver (or cause to be delivered) into Escrow to the Escrow Holder the following:

                  (a) PURCHASE PRICE. The Purchase Price, less the Deposit that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Escrow Holder in immediate, same-day federal funds wired for credit into the Escrow Holder's escrow account and deposited in Escrow Holder's escrow account no later than 3:00 p.m. (EST) on the Closing Date.

                  (b) ASSIGNMENT. The Assignment and Assumption of Contracts and Occupancy Agreements.

                  (c) STATE LAW DISCLOSURES. Such disclosures and reports, if any, as are required by applicable state and local law in connection with the conveyance of the Real Property.

                  (d) TITLE COMPANY DOCUMENTS. Such affidavits and/or certificates, if any, reasonably required by the Title Company that will enable the Title Company to issue the Title Policy in accordance with Section 4.2.3.

                  (e) ADDITIONAL DOCUMENTS. Any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

         6.3 CLOSING STATEMENTS/ESCROW FEES. Concurrently with the Close of Escrow, Seller and Buyer shall deposit with the Escrow Holder executed closing statements consistent with this Agreement in the form required by the Escrow Holder.

         6.4 POST-CLOSING DELIVERIES. Immediately after the Close of Escrow and subject to Section 8.3 hereof, to the extent in Seller's possession, Seller shall deliver to Buyer: copies or originals of all Contracts, all keys, if any, used in the operation of the Real Property; and, if in Seller's possession or control, any "as-built" plans and specifications of the Improvements.

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7.       CONDITIONS TO BUYER'S AND SELLER'S OBLIGATIONS.

         7.1 CONDITIONS TO BUYER'S OBLIGATIONS. The Close of Escrow and Buyer's obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Buyer's benefit (or Buyer's waiver thereof, it being agreed that Buyer may waive any or all of such conditions) on or prior to the Closing Date or on the dates designated below for the satisfaction of such conditions:

                  (a) All of Seller's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

                  (b) As of the Closing Date, Seller shall have performed its respective obligations hereunder and all deliveries to be made at Close of Escrow by Seller shall have been tendered;

                  (c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller that would materially and adversely affect Seller's ability to perform its respective obligations under this Agreement;

                  (d) There shall exist no pending or threatened action, suit or proceeding with respect to Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby; and

                  (e) Buyer shall have obtained all licenses, certificates of need, permits and approvals required of Buyer from the Agency and any other applicable governmental authority having jurisdiction required of Buyer to operate the Facility as a fully licensed nursing home, except to the extent that there has been a waiver of such compliance by the Agency or other applicable governmental authority having jurisdiction. If Buyer elects to and does receive an "expedited" review, approval and the necessary license for the transfer of operation of the Facility as a fully licensed nursing home so as to permit the closing of this transaction sooner than the ninety (90) day period following notification to the Agency required without such "expedited" review, then, at Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to one-half (1/2) of any charge imposed by the Agency and paid by Buyer for such "expedited" review not to exceed $2,500.00.

If, notwithstanding the nonsatisfaction of any such condition, the Close of Escrow occurs, there shall be no liability on the part of Seller for breaches of representations and warranties of which Buyer had knowledge as of the Close of Escrow.

         7.2      CONDITIONS TO SELLER'S OBLIGATIONS.

         The Close of Escrow and Seller's obligations to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Seller's benefit (or Seller's waiver thereof, it being agreed that Seller may waive any or all of such conditions) on or prior to the Closing Date or the dates designated below for the satisfaction of such conditions:

                  (a) All of Buyer's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

                  (b) As of the Closing Date, Buyer has performed its obligations hereunder and all deliveries to be made at Close of Escrow by Buyer shall have been tendered including, without limitation, the deposit with Escrow Holder of the amounts set forth in Section 6.2(a) hereof;

                  (c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Buyer that would materially and adversely affect Buyer's ability to perform its obligations under this Agreement;

                  (d) There shall exist no pending or threatened action, suit or proceeding with respect to Buyer before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby; and

                  (e) Seller shall have received all consents and assignments and approvals from all third parties from whom such consents to assignments or approvals are necessary under all contracts, covenants and other agreements relating to the Purchased Assets and which have been recorded against the Property or are contained in the Real Property Information made available to Buyer, including the consent of Seller's lender, AmSouth Bank, which currently has a lien on the Real Property and the Personal Property.

8.       CLOSE OF ESCROW; POSSESSION.

         8.1 "CLOSE OF ESCROW" shall mean and refer to Seller's receipt of the Purchase Price and the other amounts due Seller in accordance with the provisions of Section 9.1(b) below. The Escrow and Buyer's right to acquire the Purchased Assets from Seller will terminate automatically if the Close of Escrow does not occur on the Closing Date, unless such Closing Date is extended by the mutual written consent of the parties.

         8.2 Except as may be provided in Section 8.3 hereof, sole exclusive possession of the Real Property, subject to the Permitted Exceptions (as defined in Section 4.2.3 hereof), shall be delivered to Buyer on the Closing Date.

9.       ESCROW.

         9.1 CLOSING. The escrow (the "Escrow") for the consummation of this transaction shall be established with Escrow Holder at the address indicated in Section 15.1 hereof by the deposit of an original signed copy of this Agreement with Escrow Holder contemporaneously with the execution hereof. This Agreement shall constitute both an agreement among Buyer and Seller and escrow instructions for Escrow Holder. If Escrow Holder requires separate or additional escrow instructions which it deems necessary for its protection, Seller and Buyer hereby agree promptly upon request by Escrow Holder to execute and deliver to Escrow Holder such separate or additional escrow instructions (the "ADDITIONAL INSTRUCTIONS"). In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern, and the Additional Instructions shall so provide. The Additional Instructions shall not modify or amend the provisions of this Agreement unless otherwise agreed to in writing by Seller and Buyer.

         On the Closing Date, provided that the conditions set forth in Sections
7.1 and 7.2 hereof have been satisfied or waived, Escrow Holder shall take the following actions in the order indicated below:

                  (a) With respect to all closing documents delivered to Escrow Holder hereunder, and to the extent necessary, Escrow Holder is authorized to insert into all blanks requiring the insertion of dates the Closing Date or such other date as Escrow Holder may be instructed in writing by Seller and Buyer;

                  (b) Deliver to Seller, in cash or by wire transfer of immediately available, same day federal funds, the Purchase Price, plus or minus, as the case may be, the amounts determined in accordance with the provisions of Section 10 hereof, Buyer's signed counterparts of the Assignment and Assumption;

                  (c) Record the Deed in the official records of the County in which the Real Property is located;

                  (d)      Deliver to Buyer those items referred to in Section
6.1 hereof and a conformed copy of the recorded Deed;

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

                  (e) Deliver to Seller and Buyer a final closing statement which has been certified by Escrow Holder to be true and correct.

         9.2      ESCROW AND TITLE CHARGES.

                  (a) Upon the Close of Escrow, escrow, title charges and other closing costs shall be allocated between Seller and Buyer as follows:

                           (i)      Seller shall pay: (1) the cost of one-half
(1/2) of any escrow fees or similar charges of Escrow Holder; (2) the premium for the Title Policy; (3) preparation of the Deed; and (4) the commission described in Section 14 hereof, and (5) all sales, gross receipts, compensating, stamp, excise, documentary, transfer, deed or similar taxes or fees (City, County and State) payable in connection with the consummation of the transactions contemplated by this Agreement.

                           (ii)     Buyer shall pay (1) the cost of any
simultaneously issued mortgage title policy to its lender; (2) the cost of the Survey, if any; and (3) one-half (1/2) of any escrow fees or similar charges of Escrow Holder. If Buyer desires any endorsements, additional coverages or modifications to the Title Policy, Buyer shall pay the additional premium and all other fees or charges for such coverage.

                           (iii)    Except to the extent otherwise specifically
provided herein, all other expenses incurred by Seller and Buyer with respect to the negotiation, documentation and closing of this transaction, including, without limitation, Buyer's and Seller's attorneys' fees, shall be borne and paid by the party incurring same.

                  (b) If the Close of Escrow does not occur by reason of Buyer's or Seller's default under this Agreement, then all escrow and Title Policy charges (including cancellation fees) shall be borne by the party in default.

         9.3 PROCEDURES UPON FAILURE OF CONDITION. Except as otherwise expressly provided herein, if any condition set forth in Sections 7.1 or 7.2 hereof is not timely satisfied or waived for a reason other than the default of Buyer or Seller in the performance of its respective obligations under this
Agreement:

                  (a) This Agreement, the Escrow and the respective rights and obligations of Seller and Buyer hereunder shall terminate (other than the indemnity and other obligations of the parties which by their terms survive the termination of this Agreement) at the written election of the party for whose benefit such condition was imposed, which written election must be made (i) within three (3) business days after the date such condition was to be satisfied, or (ii) on the date the Close of Escrow occurs, whichever occurs first;

                  (b) Escrow Holder shall promptly deliver the Deposit to Seller, unless the condition is one of those instances described in Section 3.5 hereof as being an exception to the Deposit being non-refundable, in which event Escrow Holder shall promptly return the Deposit to Buyer;

                  (c) Escrow Holder shall promptly return to Buyer and to Seller all documents deposited by them respectively, which are then held by Escrow Holder;

                  (c)      Buyer shall return to Seller the Property
Information; and

                  (e) Any escrow cancellation and title charges shall be borne equally by Seller and Buyer.

10.      PRORATIONS.

         If the Purchase Price is received by Seller's depository bank in time to credit to Seller's account on the Closing Date, the day the Close of Escrow occurs shall belong to Buyer and all prorations hereinafter provided to be made as of the Close of Escrow shall each be made as of the end of the day before the Closing Date. If the cash portion of the Purchase Price is not so received by Seller's depository bank on the Closing Date, then the day the Close of Escrow occurs shall belong to Seller and such proration shall be made as of the end of the day that is the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Close of Escrow shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Close of Escrow shall be credited to Seller or charged to Seller as applicable.

         10.1 TAXES AND ASSESSMENTS. Real estate and personalty taxes and assessments ("TAXES") imposed by any governmental authority with respect to the Real Property and Personal Property for the relevant tax year in which the Close of Escrow occurs and that are not yet due and payable shall be prorated as of the Close of Escrow based upon the most recent ascertainable assessed values and tax rates and based upon the number of days Buyer and Seller will have owned the Real Property and Personal Property during such relevant tax year. Seller shall receive a credit for any Taxes already paid by Seller and applicable to any period after the Close of Escrow. If, as of the Closing Date, Seller is protesting or has notified Buyer, in writing, that it has elected to protest any Taxes, then Buyer agrees that Seller shall have the right (but not the obligation), after the Closing Date, to continue such protest. In such case, any Taxes paid by Buyer after the Closing Date shall be paid under protest and Buyer shall promptly notify Seller of any payments of Taxes made by Buyer. Buyer further agrees to cooperate with Seller and execute any documents requested by Seller in connection with such protest. Any tax savings received ("TAX REFUNDS") for the relevant tax year under any protest, whether filed by Seller or Buyer, shall be prorated between the parties based upon the number of days, if any, Seller and Buyer respectively owned the Real Property or Personal Property, as applicable, during such relevant tax year; if such protest was filed by Seller, any payment of Tax Refunds to Buyer shall be net of any fees and expenses payable to any third party for processing such protest, including attorneys' fees. Seller shall have the obligation to refund to Buyer any portion of such Tax Refund paid to Seller which may be owing to Buyer. Buyer shall have the obligation to refund to Seller any portion of such Tax Refund paid to it which may be owing to Seller. Seller and Buyer agree to notify the other in writing of any receipt of a Tax Refund within fifteen (15) business days of receipt of such Tax Refund. To the extent either party obtains a Tax Refund, a portion of which is owed to the other party, the receiving party shall deliver such portion of the Tax Refund to the other party within fifteen (15) business days of its receipt. If Buyer or Seller fail to pay such amount(s) to the other as and when due, such amount(s) shall bear interest from the date any such amount is due to Seller or Buyer, as applicable, until paid at the lesser of (a) twelve percent (12%) per annum and (b) the maximum amount permitted by law. The obligations set forth herein shall survive the Close of Escrow and Buyer agrees that, as a condition to any subsequent transfer of the Purchased Assets by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

         10.2 UTILITIES AND UTILITY DEPOSITS. Utilities for the Real Property, if any, for which Seller is responsible including water, sewer, electric, and gas, based upon the last reading of meters prior to the Close of Escrow, shall be prorated. Seller shall be entitled to claim and be paid all security deposits made by Seller and held by any of the utility companies providing service to the Real Property. Buyer shall be responsible for making any security deposits required by utility companies providing service to the Real Property. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items and Seller shall pay at Close of Escrow the bills therefore for the period to the day preceding the Close of Escrow, and Buyer shall pay the bills therefore for the period subsequent thereto. If the utility company will not issue separate bills, Buyer will receive a credit against the Purchase Price for Seller's portion and will pay the entire bill prior to delinquency after Close of Escrow. If Seller has paid utilities no more than thirty (30) days in advance in the ordinary course of business, then Buyer shall be charged its portion of such payment at Close of Escrow.

         10.3 ASSUMED LIABILITIES. Revenues and expenses pertaining to the Assumed Liabilities shall be prorated as of the Closing Date. In general, such prorations shall be made so as to reimburse Seller for prepaid expense items and to charge Seller for prepaid revenue items that are attributable to the period after the Closing Date and to charge Seller for expenses payable after the Closing Date that are attributable to the period prior to the Closing Date.

         10.4 OTHER ADJUSTMENTS. All other normal and customary items of expense and income regarding the operation of the Property shall be prorated as of the Close of Escrow.

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

         10.5 FINAL ADJUSTMENT AFTER CLOSING. If final prorations cannot be made at the Close of Escrow for any item being prorated under this Section 10, then, provided Buyer or Seller identify any such proration ("POST CLOSING PRORATION") in writing before the Close of Escrow, Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Close of Escrow (but in no event later than forty-five (45) days after the Close of Escrow, except that adjustments arising from any tax protest under Section 10.3 hereof shall not be subject to such 45 day limitation, but shall be made as soon as reasonably possible), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due no later than forty-five (45) days after the Close of Escrow, except that adjustments arising from any tax protest under Section 10.3 hereof shall not be subject to such 45-day limitation, but shall be made as soon as reasonably possible. Seller shall have reasonable access to, and the right to inspect and audit, Buyer's books to confirm the final prorations for a period of one (1) year after the Close of Escrow. Notwithstanding anything to the contrary stated in this Section 10, except for any reconciliation arising out of a tax protest under Section 10.3 hereof and except for any Post Closing Prorations (which must be determined and paid within forty-five (45) days after the Close of Escrow), all prorations made under this Section 10 shall be final as of the Close of Escrow and shall not be subject to further adjustment (whether due to an error or for any other reason) after the Close of Escrow.

         10.6 SURVIVAL. The provisions of this Section 10 shall survive the termination of this Agreement or the Close of Escrow.

11.      SELLER'S REPRESENTATIONS AND WARRANTIES; AS-IS.

         In consideration of Buyer's entering into this Agreement and as an inducement to Buyer to purchase the Real Property from Seller, Seller makes the following representations and warranties to Buyer:

         11.1 AUTHORITY; NO CONFLICT. Seller has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Seller is requisite to the valid and binding execution, delivery and performance of this Agreement. Except as otherwise expressly set forth herein, there is no agreement to which Seller is a party or, to Seller's actual knowledge, binding on Seller which would prevent Seller from consummating the transaction contemplated by this Agreement.

         11.2 NOTICES OF VIOLATIONS. Seller has received no written notice of any material violation of any of the terms or conditions of the Licenses or of any legal requirement affecting the Facility. There are no violations of the Facility as found in the most recent survey of the Facility by the Florida Department of Health Care Administration which have not been either corrected or for which a plan of correction is not in place. Seller has no knowledge of any current life, safety or fire code violations or violations of building codes, ordinances or zoning laws, with respect to the Facility. To the best of Seller's knowledge, all patient rooms in the Facility comply with and meet all current life safety code standards of Medicaid and Medicare, and state and local authorities for use as a skilled and intermediate care nursing home, except to the extent that there has been a waiver of such compliance from governmental authorities having jurisdiction thereof.

         11.3 ENVIRONMENTAL MATTERS. Seller has not received any written notice from any federal, state, county, municipal or other governmental or quasi governmental agency, department, board, commission or other entity or instrumentality that Seller or the Real Property is in violation of any law, ordinance, regulation or requirement applicable to the Real Property concerning the existence or removal of any hazardous or toxic waste or material or violation of any environmental legal requirements applicable to the Real Property.

         11.4 CONTRACTS. All of the Contracts and Occupancy Agreements which have been and are to be supplied to Buyer by Seller as required by the provisions of this Agreement, are true and complete, valid, binding and in full force and effect in accordance with their terms, and, to the best of Seller's knowledge, there are no defaults or existing claims of default or any notice of an intention of any party to cancel any such document or agreement which have been given or received by Seller.

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

         11.5 NO LITIGATION. As of the date hereof, there is no litigation pending against the Seller with respect to the Facility in any court or administrative body or tribunal which, if determined adverse to Seller, would be reasonably expected to have a materially adverse effect on the Facility and its operations.

         11.6 QUALIFICATION UNDER MEDICARE PROGRAMS. The Facility is qualified and participates in Medicare and is in compliance with all of the terms, conditions and provisions thereof.

         11.7 COOPERATION. Between the date hereof and the Closing Date: (i) Seller will provide all necessary information requested by Buyer for the preparation and filing of any and all necessary applications or notifications to any federal or state governmental authority having jurisdiction over a change in the operational control of the Facility, and any other information reasonably required to effect an orderly transfer of the Facility.

         11.8 CONTINUED OPERATIONS. Except as otherwise provided in this Agreement, between the date hereof and the Closing Date: (i) Seller will continue to carry on its business and activities related to the Facility, including the marketing of residents, in the substantially same manner as it did prior to the date hereof and will use its reasonable best efforts to preserve for Buyer the goodwill of the suppliers, vendors, residents and others having relations with Seller with respect to the Facility; (ii) except in the case of an emergency or if required by law or requested by the resident, Buyer shall not move or solicit the move of any residents presently situate in the Facility;
(iii) will maintain the Real Property in its present condition and state of repair, reasonable and ordinary wear and tear excepted and subject to fire or other casualty or events beyond Seller's control; (iv) will not enter into any material contract or other agreement that will be an obligation affecting the Facility subsequent to the Closing Date without the prior written consent of Buyer which consent shall not be unreasonably withheld; and (v) will not dispose of any equipment, machinery, furnishings, fixtures or inventory, except in the ordinary course of business.

         11.9 AS-IS. As of the expiration of the Due Diligence Period, Buyer will have examined and inspected the Purchased Assets, including the Real Property, and will know and be satisfied with the physical condition, quality, quantity and state of repair of the Purchased Assets in all respects (including, without limitation, the compliance of the Real Property with the Americans With Disabilities Act of 1990 Pub.L. 101-336, 104 Stat. 327 (1990), and any comparable local or state laws (collectively, the "ADA")); reviewed the Property Information and all instruments, records and documents which Buyer deems appropriate or advisable to review in connection with this transaction; reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property; at its own cost and expense, made its own independent investigation respecting the Purchased Assets and all other aspects of this transaction, and shall have relied thereon and on the advice of its consultants in entering into this Agreement; and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Buyer.

                  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PURCHASED ASSETS ON AN "AS IS" AND "WHERE IS" BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE ADA). BUYER ACKNOWLEDGES THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PURCHASED ASSETS AND THAT

BUYER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER'S BEHALF CONCERNING THE PURCHASED ASSETS. ADDITIONALLY, BUYER AND SELLER HEREBY AGREE THAT (A) BUYER IS TAKING THE REAL PROPERTY "AS IS" WITH ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY BY SELLER THAT THE REAL PROPERTY IS FIT FOR A PARTICULAR PURPOSE, (B) BUYER IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY, AND (C) BUYER TAKES THE REAL PROPERTY UNDER THIS AGREEMENT UNDER THE EXPRESS UNDERSTANDING THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES. BUYER IS, OR WILL BE AS OF THE CLOSE OF ESCROW, FAMILIAR WITH THE REAL PROPERTY AND ITS SUITABILITY FOR BUYER'S INTENDED USE.

12.      BUYER'S REPRESENTATIONS AND WARRANTIES.

         In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Purchased Assets to Buyer, Buyer makes the following representations and warranties to Seller:

         12.1 AUTHORITY; NO CONFLICT. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Buyer is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein. There is no agreement to which Buyer is a party or, to Buyer's actual knowledge, binding on Buyer, which would prevent Buyer from consummating the transaction contemplated by this Agreement.

         12.2 LICENSES AND PERMITS. During the Due Diligence Period, Buyer, at Buyer's expense, will promptly make application for and will use its best efforts to obtain all licenses, certificates of need, permits and approvals required of it by the State of Florida and any other governmental agencies or authorities having jurisdiction to operate the Facility after the Closing Date as a fully licensed, skilled care nursing home, all approvals, permits and certifications necessary to continue the Facility duly certified to participate in the Medicare and Medicaid programs in the State of Florida under valid Medicare and Medicaid contracts. Commencing with the Closing Date, Buyer will continue operation of the Facility, and the care and treatment of the residents therein, in accordance with applicable health care regulations and the standards of care applicable to the operation of skilled care nursing home Facility. Buyer acknowledges that Seller is relying on the foregoing representations of Buyer in transferring operational control of the Facility, and the ongoing care of the residents therein, to Buyer in accordance with this Agreement.

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

13.      DEFAULT AND DAMAGES.

         13.1 DEFAULT BY BUYER. In the event the Close of Escrow fails to occur due to a default on the part of Buyer of its obligations under this Agreement ("BUYER'S DEFAULT") (all of the conditions to Buyer's obligations to close having been satisfied or waived), Seller will suffer damages in an amount which will, due to the special nature of the transaction contemplated by this agreement and the special nature of the negotiations which preceded this agreement, be impractical or extremely difficult to ascertain. In addition, Buyer wishes to have a limitation placed upon the potential liability of Buyer to Seller in the event the Close of Escrow fails to occur due to Buyer's Default, and wishes to induce Seller to waive other remedies which Seller may have in the event of Buyer's Default. Buyer and Seller, after due negotiation, hereby acknowledge and agree that the amount of the Deposit represents a reasonable estimate of the damages which Seller will sustain in the event of such Buyer's Default. Buyer and Seller hereby agree that Seller may, in the event the Close of Escrow fails to occur due to Buyer's Default, (a) terminate this Agreement by written notice to Buyer and Escrow Holder, cancel the Escrow and receive the Deposit as liquidated damages and Escrow Holder shall immediately deliver the Deposit to Seller, or bring a suit for the specific performance of this Agreement, provided that any suit for specific performance must be brought within thirty (30) days of Buyer's Default, Seller waiving and releasing the right to bring suit at a later date. Such retention of the Deposit by Seller is intended to constitute liquidated damages to Seller and shall not be deemed to constitute a forfeiture or penalty.

         13.2 DEFAULT BY SELLER. In the event that the Close of Escrow fails to occur due to a default on the part of Seller of its obligations under this Agreement ("SELLER'S DEFAULT") (all of the conditions to Seller's obligations to close having been satisfied or waived), Buyer's sole and exclusive remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Buyer shall be entitled to the return by the Escrow Holder to Buyer of the Deposit plus actual out-of-pocket expenses not to exceed Twenty-Five Thousand Dollars ($25,000), or (b) to bring a suit for the specific performance of this Agreement, provided that any suit for specific performance must be brought within thirty (30) days of Seller's Default, Buyer's waiving and releasing the right to bring suit at any later date. This Agreement confers no present right, title or interest in the Property to Buyer and Buyer agrees not to file a lis pendens or other similar notice against the Real Property except in connection with, and after, the proper filing of a suit for specific performance.

         13.3     RECOVERIES NOT IMPAIRED. All Nothing in Section 13.1 or
Section 13.2 shall (A) prevent or preclude any recovery of attorneys' fees or other costs incurred by Seller pursuant to Section 15.5 or (B) impair or limit the effectiveness or enforceability of the indemnification obligations of Buyer contained in Section 4.3.1.

14.      BROKER'S COMMISSIONS.

         At Closing, Seller shall pay to Marcus and Millichap Investment Company ("SELLER'S AGENT") a total commission in the amount specified under its separate brokerage agreement with Seller. Except for Seller's Agent, neither party hereto has had any contact or dealing regarding the Real Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder's fee as a procuring cause of the sale contemplated herein. In the event that any other broker or finder perfects a claim for a commission or finder's fee, the party responsible for the contact or communication on which the broker or finder perfected such claim shall indemnify, save harmless and defend the other party from said claim and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same.

15.      ACCESS TO RECORDS; CLAIMS BY STRADDLE PATIENTS.

         15.1 On the Closing Date, Seller shall deliver to Buyer all of the records of the Facility, including, but not limited to, resident medical and financial records and employee records for those employees of Seller at the Facility hired by Buyer in accordance with Section 2.5 hereof. The turnover of records and information with respect to residents of the Facility which are in the possession of Seller shall be subject to applicable legal requirements and rights governing the confidentiality of patient records, but Seller shall cooperate with

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

Buyer in facilitating requests to residents of the Facility to consent to the transfer to Buyer of such records and information.

         15.2 After the Closing Date, Buyer shall allow Seller and its agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of, the books and records (including medical records for pre-Closing Date residents) and supporting material of the Facility relating to the period prior to the Closing Date, to the extent reasonably necessary to enable Seller (i) to investigate and defend malpractice, employee or other claims, (ii) to prepare work papers for financial reports, tax returns and cost reports, (iii) to answer any questions raised relating to patient billing with respect to the pre-Closing Date period,
(iv) to investigate any claims for overpayment made to Seller, and (v) to verify accounts receivable collections due Seller. For a period of six (6) months after the Closing Date, Buyer shall allow Seller and its agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours) the cash receipts journals of the Facility and other records relating to cash receipts or other forms of payment received or collected in respect of the Facility from and after the Closing Date for the purpose of auditing and verifying the allocation of cash receipts or other forms of payment in accordance with Section 2.6 hereof.

         15.3 Seller shall be entitled to remove the originals of any records delivered to Buyer, for purposes of litigation involving a resident or employee to whom such record relates, but only if an officer of or counsel for Seller certifies that such original must be produced in order to comply with applicable law or the order of a court of competent jurisdiction in connection with such litigation, and if such is consistent with applicable law governing resident records. Any record so removed shall promptly be returned to Buyer following its use.

         15.4 Buyer agrees to maintain such books, records and other material comprising records of the Facility's operations prior to the Closing Date that have been received by Buyer from Seller or otherwise, including, but not limited to, resident records and records of resident funds, to the extent required by law, but in no event less than three (3) years, and shall allow Seller a reasonable opportunity to remove such documents, at Seller's expense, at such time after such record retention period as may be required by law as Buyer shall decide to destroy or dispose of such documents. Buyer shall provide Seller not less than forty-five (45) days, nor more than ninety (90) days, prior written notice of such destruction or disposal. If Seller desires to obtain any such documents, it may do so by notifying Seller in writing at any time prior to the scheduled date of destruction or disposal, in which event the parties shall arrange for the delivery of such documents to Seller, at Seller's expense.

         15.5 Any claim by a resident relating to professional negligence or similar matters involving a resident of a Facility served prior to the Closing Date and/or subsequent to the Closing Date will be the responsibility of either Buyer or Seller in accordance with the following guidelines: (i) if it is a claim in which clearly the incident giving rise to liability arose during Seller's use and occupancy of the Facility but prior to the Closing Date, Seller shall respond to, and will hold harmless and indemnify Buyer from and against, the claim and any defense expenses incurred by Buyer; (ii) if it is a claim in which clearly the incident giving rise to liability arose subsequent to the Closing Date, Buyer shall respond to, and will hold harmless and indemnify Seller from and against, the claim and any defense expenses incurred by Seller; and (iii) in the event that the incident giving rise to liability as to time is not clear, Buyer and Seller will jointly defend the claim and each will fully cooperate with the other in such defense. Once the claim is settled, closed or otherwise disposed of, if Seller and Buyer cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in accordance with the rules and procedures of the American Arbitration Association.

16.      MISCELLANEOUS PROVISIONS.

         16.1 NOTICES. All written notices or demands of any kind which either party hereto may be required or may desire to serve on the other in connection with this Agreement shall be served by personal service, by registered or certified mail, recognized overnight courier service or facsimile transmission. Any such notice or demand so to be served by registered or certified mail, recognized overnight courier service or facsimile transmission shall be delivered with all applicable delivery charges thereon fully prepaid and, if the party so to be served be Buyer, addressed to Buyer as follows:

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

with a copy thereof to:

                           Sterling Healthcare, Inc.
                           16 Norcross St., No. 50B
                           Roswell, GA  30075
                           Tel. No: 770-993-4000
                           Fax No: 770-993-9014

and, if the party so to be served is Seller, addressed to Seller as follows:

                           Diversicare Leasing Corp.
                           277 Mallory Station Rd., Suite 130
                           Franklin, TN  37067
                           Tel. No: 615-771-7575
                           Fax No: 615-771-7829

and, if the party to be served is Escrow Holder, addressed to the Title Company at the address set forth in Section 1.1(f).

         Service of any such notice or demand so made by personal delivery, registered or certified mail, recognized overnight courier or facsimile transmission shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or, as to facsimile transmissions, by "answer back confirmation" (provided that a copy of such notice or demand is delivered by any of the other methods provided above within one (1) business day following receipt of such facsimile transmission), as applicable, or at the expiration of the third (3rd) business day after the date of dispatch, whichever is earlier in time. Either party hereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address to which or a different person to whose attention all such notices or demands are thereafter to be addressed.

         16.2 ASSIGNMENT; BINDING ON SUCCESSORS AND ASSIGNS. Buyer shall not assign, transfer or convey its rights or obligations under this Agreement or with respect to the Purchased Assets without the prior written consent of Seller, which consent Seller may withhold in its sole, absolute and subjective discretion; provided, however, Buyer may assign its rights under the Agreement to an affiliated entity so long as (i) Buyer provides Seller with prior written notice of its intentions to assign its rights under this Agreement, which written notice shall include the name of the assignee and the assignee's signature block, (ii) the assignee assumes in writing Buyer's obligations hereunder and the assignee agrees in writing to be subject to all of the terms and conditions set forth in this Agreement, (iii) Buyer shall not be released from its obligations hereunder, and (iv) such assignment shall not delay the closing of this transaction. Any attempted assignment without the prior written consent of Seller which violates the provisions of this Section 16.2 shall be void and Buyer shall be deemed in default hereunder. Any permitted assignments shall not relieve the assigning party from its liability under this Agreement. Subject to the foregoing, and except as provided to the contrary herein, the terms, covenants, conditions and warranties contained herein and the powers granted hereby shall inure to the benefit of and bind all parties hereto and their respective heirs, executors, administrators, successors and assigns, and all subsequent owners of the Purchased Assets.

         16.3 FURTHER ASSURANCES. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by Seller or Buyer, Seller and Buyer hereby agree to perform, execute and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter any and all such further acts, deeds and assurances as Buyer or Seller, as the case may be, may reasonably require in order to consummate fully the transactions contemplated hereunder.

         16.4 ATTORNEYS' FEES. If any legal action or any arbitration or other proceeding is brought or if an attorney is retained for the enforcement of this Agreement or any portion thereof, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other reimbursement for the reasonable fees of attorneys and other costs (including court costs and witness fees) incurred by it, in addition to any other relief to which it may be entitled. The term "prevailing party" means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment.

         16.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the parties intend for the literal words of this Agreement to govern and for all prior negotiations, drafts, and other extrinsic communications, whether oral or written, to have no significance or evidentiary effect. The parties further intend that neither this Agreement nor any of its provisions may be changed, amended, discharged, waived or otherwise modified orally except only by an instrument in writing duly executed by the party to be bound thereby. The parties hereto fully understand and acknowledge the importance of the foregoing sentence and are aware that the law may permit subsequent oral modification of a contract notwithstanding contract language which requires that any such modification be in writing; but Buyer and Seller fully and expressly intend that the foregoing requirements as to a writing be strictly adhered to and strictly interpreted and enforced by any court which may be asked to decide the question. Each party hereto acknowledges that this Agreement accurately reflects the agreements and understandings of the parties hereto with respect to the subject matter hereof and hereby waive any claim against the other party which such party may now have or may hereafter acquire to the effect that the actual agreements and understandings of the parties hereto with respect to the subject matter hereof may not be accurately set forth in this Agreement.

         16.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

         16.7 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         16.8 HEADINGS; CONSTRUCTION. The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and the neuter and vice versa. The use in this Agreement of the term "including" and related terms such as "include" shall in all cases mean "without limitation." All references to "days" in this Agreement shall be construed to mean calendar days unless otherwise expressly provided and all references to "business days" shall be construed to mean days on which national banks are open for business.

         16.9 TIME OF ESSENCE. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and failure to perform timely any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of, and non-curable (but waivable) default under this Agreement by the parties so failing to perform.

         16.10 PARTIAL VALIDITY; SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         16.11 NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and no third party is intended to, or shall have, any rights hereunder.

         16.12 JOINT PRODUCT OF PARTIES. This Agreement is the result of arms-length negotiations between Seller and Buyer. Accordingly, neither party shall be deemed to be the author of this Agreement and this Agreement shall not be construed against either party.

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

         16.13 CALCULATION OF TIME PERIODS. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in Nashville, Tennessee, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.

         16.14 JOINT AND SEVERAL LIABILITY. If Buyer is composed of more than one individual or entity, all obligations and liabilities of Buyer under this Agreement shall be joint and several as to each of the individuals or entities who compose Buyer.

         16.15 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         16.16 REQUIRED NOTIFICATIONS. Florida law requires the following notifications to be included in this Agreement:

                  (a) Radon is a naturally occurring radioactive gas that, when it is accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

                  (b)      Energy Efficiency:

                           (i) The Land contains a building or buildings ("Facilities") for occupancy for either residential, governmental or commercial use.

                           (ii) This constitutes written notification pursuant to Section 553.996, Florida Statutes, that Buyer may have the Facilities' energy-efficiency rating determined.

                  (c) Regarding this energy-efficiency rating of the Facilities, Buyer may elect to do one of the following:

                           (i)      Buyer does not request that the
                                    energy-efficiency rating of the Facilities be determined.

                           (ii) Buyer does request that an energy-efficiency rating be undertaken for the Facilities. This rating shall be undertaken at the expense of Buyer. This inspection and rating will take place within the Inspection Period.

                  If an energy efficiency rating is to take place, the parties agree that:

                  This Agreement is contingent upon Buyer's approval of the rating. In the event Buyer wishes to disapprove and cancel this Agreement, Buyer must provide written notice thereof to Buyer within the Due Diligence Period.

                  (d) Buyer acknowledges receipt of the brochure from the State of Florida Department of Community Affairs on Florida Building Energy-Efficiency Rating System.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

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

"SELLER"                               "BUYER"

DIVERSICARE LEASING CORP.              STERLING HEALTHCARE, INC.

By:   /S/ William R. Council III       By:   /S/ Robert W. Hagen
     -------------------------------        ------------------------------
Name: William R. Council III           Name:
     -------------------------------        ------------------------------
Its:  EVP/CFO                          Its:  President
     -------------------------------        ------------------------------
Date: 7/29/02                          Date: 7/26/02
     -------------------------------        ------------------------------

AGREED TO THIS
DAY OF             , 2002,
AS TO PROVISIONS RELATING
TO ESCROW HOLDER:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:  /S/ Connie Fergusen
    ---------------------------------
Its: Sr. Commercial Title Officer
    --------------------------------

                                       24